Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) made as of November 15, 2016 (the “Effective Date”) by and among Evercore Partners Inc. (the “Company”), Evercore LP (the “Partnership”) (the Company and Partnership, each and collectively, “Employer”) and John S. Weinberg (the “Executive”).

In consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Executive shall be employed by the Employer, commencing on or before November 21, 2016 (the actual date employment commences, the “Commencement Date”) and ending March 1, 2023, unless such employment is terminated earlier pursuant to the provisions of Section 8 of this Agreement, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Employment Term” shall mean the period of time that Executive is employed by Employer hereunder.

2. Position and Duties.

(a) During the Employment Term, Executive shall serve as Executive Chairman of the Company. In addition, on the Commencement Date, Executive shall be appointed to the Board of Directors of the Company (the “Board”) and as the Chairman of the Board, and, to the extent elected, during the Employment Term Executive shall serve as the Chairman of the Board until the date that Executive is no longer serving as a member of the Board (as the same may be renewed with the approval of the Board and the Company’s stockholders), or upon his earlier death, incapacity, removal or resignation. Executive shall have the authority and duties commensurate with such positions and such other duties as shall be determined from time to time by the Board consistent with such positions. Executive will report directly to the Board.

(b) Without limiting Section 2(a), the parties hereby acknowledge that, in addition to the duties set forth in Section 2(a), during the Employment Term Executive will serve as Co-Chairman, together with the Company’s current Chief Executive Officer (the “Current CEO”), of an executive management committee (the “Executive Committee”) that will be established promptly following the Commencement Date. The Executive Committee will initially be comprised of Executive, the Current CEO and the Company’s founder, Roger C. Altman (the “Founder”); provided, that the Executive Committee may, from time to time, include additional members of management, or remove previously added members of management, as mutually agreed by Executive and the Current CEO (or if the Current CEO’s employment terminates for any reason, as determined by Executive, who will then serve as Chairman of the Executive Committee). The Executive Committee shall generally have responsibility for matters not reserved for determination by the Board (or an independent committee of the Board), including authority over all matters consequential to the management and operation of the Company and its subsidiaries, other than matters previously delegated to specific executives or committees (e.g., tax, legal, ISI Executive Committee and the Evercore Wealth Management Board of Managers); provided, however, that for the avoidance of doubt, to the extent specific reporting lines have been contractually agreed upon, such reporting relationships shall not be altered by the establishment of the Executive Committee. Executive and the Current CEO shall act as the primary liaisons between other members of Company management, on the one hand, and other members of the Board, on the other hand, subject in each case to the Board’s authority.

(c) In the event the Current CEO’s employment terminates for any reason during the Employment Term, Executive shall lead the selection process for the successor Chief Executive Officer, subject to the oversight of a committee of independent directors of the Board, and any successor Chief Executive Officer shall report to Executive and the Board.

(d) During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and the business and affairs of the Company and its subsidiaries and affiliates (collectively, “Evercore”), and will not render commercial or professional services to any person or entity or otherwise engage in any other business, profession or occupation, for compensation or otherwise, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (x) from managing Executive’s personal investments, including through a family office, subject to Evercore’s then currently in effect compliance procedures and policies applicable to executive officers and registered representatives of Evercore’s U.S. broker dealers (to the extent applicable to similarly situated executive officers), (y) from continuing to serve on any board of directors, or as trustee, of any business corporation or any charitable organization on which Executive serves as of the Effective Date and which have been previously disclosed to the Employer and serving on the boards of directors of any portfolio companies of investment funds managed by the Partnership or its affiliates; provided, however, that Executive will use his best efforts to minimize the effect that such board service might reasonably be expected to have on the Company’s ability to advise both the applicable business corporation and its principal competitors; and (z) from accepting appointment to serve on any board of directors or trustees of any business corporation or charitable organization, subject to the prior approval of the Board (which in the case of service to a business corporation, shall be granted in the Board’s discretion consistent with Evercore’s policies and which, in the case of service to a charitable organization, shall not be unreasonably withheld); provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with the Restrictive Covenant Agreement (as defined below).

(e) The parties hereby acknowledge that, while Executive is employed hereunder by both the Partnership and the Company, it is anticipated that all of Executive’s business time and effort as Executive Chairman will be devoted to services for the Partnership. Consequently, subject to future adjustment as necessary from time to time to reflect the accurate allocation of time and effort expended by Executive for the Company and Partnership, respectively, all of Executive’s compensation hereunder shall be allocated as compensation for work performed on behalf of the Partnership.

3. Base Salary. During the Employment Term, the Employer shall pay Executive a base salary at the annual rate of the greater of (x) $500,000 and (y) the base salary of the Current CEO, as in effect from time to time, in either case, payable in regular installments in accordance with the Employer’s usual payment practices. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Compensation Committee of the Board (the “Committee”). Executive’s Base Salary may not, in any event, be decreased following the Current CEO’s termination of employment. For the avoidance of doubt, Executive will not receive additional fees or other compensation in connection with Executive’s service as a member of the Board, a member of a Board committee or a member of the Executive Committee.

4. Annual Incentive Bonus.

(a) For each calendar year ending during the Employment Term (each a “Fiscal Year”), Executive will be eligible to earn an annual bonus (the “Annual Incentive Bonus”). The actual amount of the Annual Incentive Bonus, if any, will be determined by the Committee, in its sole discretion, based on criteria established for Executive and the Current CEO (or following a retirement or termination of the Current CEO, established for Executive) by the Committee after consultation with Executive and the Current CEO (or following a retirement or termination of the Current CEO, consultation with Executive), taking into account performance criteria, including but not limited to performance criteria included in the Amended and Restated Evercore 2016 Stock Incentive Plan, as amended, or any successor plan (the “Plan”); provided, that following the retirement or termination of the Current CEO, Executive’s Annual Incentive Bonus opportunity (i.e., the threshold, target and maximum, as applicable) will be no less favorable than the opportunity applicable to Executive prior to such retirement or termination. The determination of Executive’s Annual Incentive Bonus shall be on a basis no less favorable than that applicable to the Current CEO (or following a retirement or termination of the Current CEO, the other executive officers of the Company). A portion of the Annual Incentive Bonus will be paid in current cash compensation, as determined by the Committee in its sole discretion; provided, that the percentage of the Annual Incentive Bonus paid in current cash compensation will be the same as the percentage of current cash compensation payable to the Current CEO in respect of his Annual Incentive Bonus (or following a retirement or termination of the Current CEO, the other executive officers of the Company). The current cash compensation portion of the Annual Incentive Bonus shall be paid no later than the March 15th following the completion of the applicable Fiscal Year. The remaining portion of the Annual Incentive Bonus shall be awarded in deferred compensation (the “Deferred Annual Incentive”) in a form (which may include equity awards) and with terms and conditions (including, without limitation, vesting conditions) determined by the Committee; provided, that the form of Deferred Annual Incentive, date of grant, vesting terms and transfer restrictions applicable to such Deferred Annual Incentive will be no less favorable than the corresponding terms of the Deferred Annual Incentive granted to the Current CEO (or following a retirement or termination of the Current CEO, the other executive officers of the Company) with respect to the same Fiscal Year.

(b) Executive’s Annual Incentive Bonus for any Fiscal Year shall generally only be paid if Executive remains continuously employed with the Employer through the applicable payment date, except as provided in Section 8 of this Agreement or as provided under the terms and conditions set forth in the applicable plan governing the treatment of the Annual Incentive Bonuses upon termination of employment, including any Deferred Annual Incentive, which terms and conditions shall be no less favorable than the corresponding terms and conditions governing the Current CEO’s Annual Incentive Bonus upon a corresponding termination of employment (or following a retirement or other termination of the Current CEO, no less favorable that the treatment applicable to the other executive officers).

(c) Notwithstanding anything herein to the contrary, if the requirements of Treas. Reg. § 1.409A-2(b)(7)(i) (or any successor provision) are then met, the Employer will delay the payment of the Annual Incentive Bonus in respect of any Fiscal Year to the extent the Employer reasonably anticipates that the Employer’s deduction with respect to such payment otherwise would be limited or eliminated by application of Section 162(m) of the Internal Revenue Code (the “Code”), in which case such unpaid Annual Incentive Bonus amounts (the “Deferred Amounts”) will be made upon the earlier of (x) the earliest practicable date during the first taxable year in which the Company reasonably anticipates that the deduction of the payment of such Deferred Amounts will not be limited or eliminated by application of Section 162(m) of the Code or (y) the first regular payroll date after Executive’s separation from service. Deferred Amounts shall accrue interest at the prime rate, plus 1%.

5. Awards Upon Effective Date.

(a) Initial Cash Award. The Company hereby grants Executive a restricted cash award (the “Initial Cash Award”) in an amount equal to $35 million. Except as provided in Section 8, the Initial Cash Award will vest on of each of the dates in the amounts (subject to adjustment as provided herein) set forth below, subject in each case to Executive’s continued employment by the Company through the applicable vesting date (except as otherwise provided herein) and, subject further, to the Committee’s discretion to increase or decrease the amount payable on such vesting date; provided that without Executive’s consent, the Committee shall not increase the amount payable on any applicable vesting date to more than 200% of the target amount or decrease the amount payable by more than 25% of the target amount; provided, further, that the determination to increase or decrease the amount payable will be based on a variety of performance criteria to be discussed with Executive and determined by the Committee at least annually, and if so desired by the Committee, the evaluation of the performance criteria may be done more frequently than annually. In the event of a Change in Control (as defined in the Plan), the unpaid portion of the Initial Cash Award will vest in full (at the target amount) and, if such Change in Control is a “change in control event” within the meaning of Section 409A of the Code, be paid within fifteen (15) days thereof, and if it is not a “change in control event” within the meaning of 409A of the Code, be paid as otherwise set forth herein. Except as provided in the immediately preceding sentence, each vested portion (as adjusted for performance in accordance with this Section 5(a)) will become payable within fifteen (15) days following the applicable vesting date.

Vesting Date	Target Amount
March 1, 2019	$11 million
March 1, 2020	$6 million
March 1, 2021	$6 million
March 1, 2022	$6 million
March 1, 2023	$6 million

(b) Grant of RSUs. Concurrent with the execution of this Agreement, the Company and Executive have executed the restricted stock unit award agreement attached hereto as Exhibit A, to effectuate the grant of 900,000 restricted stock units (the “Initial Equity Award”) no later than the Commencement Date, as therein described.

(c) Grant of Partnership Units. Concurrent with the execution of this Agreement, the Company, the Partnership and Executive have executed the Incentive Subscription Agreement attached hereto as Exhibit B to effectuate the issuance of Class I-P Units of the Partnership (the “Class I-P Units”) no later than the Commencement Date, as therein described.

(d) Registration. No later than the Commencement Date, the Company shall, at its expense, cause the Company common stock issuable in respect of the Initial Equity Award and Class I Units (which are issuable upon vesting of the Class I-P Units) to be registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 (or other appropriate form) and registered or qualified under applicable state law. The Company shall thereafter maintain the effectiveness of such registration and qualification for so long as Executive holds any portion of the Initial Equity Award or the Class I-P Units (and the related Class I Units), or until such earlier date as such awards and shares of common stock, as applicable, may otherwise be freely sold under applicable law.

6. Benefits and Key Man Insurance.

(a) Employee Benefits. During the Employment Term, Executive (and, as applicable, Executive’s dependents) shall be entitled to participate in all employee benefit programs of the Employer and its affiliates maintained for the benefit of employees of the Employer on a basis which is no less favorable than as provided generally to the Current CEO or, following a retirement or termination of employment of the Current CEO, no less favorable than as provided to other executive officers of the Company (collectively, the “Employee Benefits”).

(b) Other Benefits. During the Employment Term, Executive shall have access to the Company’s corporate plane for both professional and personal use on the same basis as the Founder and the Current CEO or, following a retirement or termination of the Founder or the Current CEO, no less favorable than those applicable to Executive prior to such retirement or termination.

(c) Legal Fees. Executive shall be reimbursed for (or, at Executive’s election, the Company will pay Executive’s attorneys directly) Executive’s reasonable legal fees up to $75,000 incurred in connection with the negotiation and finalization of this Agreement, including all exhibits hereto and collateral documents.

(d) Key Man Insurance. During the Employment Term, the Company may procure and maintain a key man life insurance policy and/or a key man disability insurance policy (collectively, “Key Man Insurance”) with respect to Executive in such amounts and with such terms as may be determined by the Board in its sole discretion, and Executive shall assist and cooperate with the Company in procuring, maintaining and renewing such Key Man Insurance. All of the premiums for any such Key Man Insurance shall be paid by the Company. The Company shall be the sole beneficiary of any such Key Man Insurance, and neither Executive nor the heirs or personal representatives of Executive shall have any interest in or to any proceeds, cash surrender value or other payments associated with any such Key Man Insurance.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Employer in accordance with Employer policies; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date such expenses are incurred.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Employer at least 90 days advance written notice of any resignation of Executive’s employment without Good Reason (as defined in Section 8(b)) that is not a Retirement (to which separate notice provisions apply, as set forth in Section 8(c)); provided, further, that in the event of termination of Executive’s employment without Good Reason, the Employer may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Employer and its affiliates.

(a) By the Employer For Cause or By Executive’s Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Employer for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason.

(ii) For purposes hereof, “Cause” shall mean: (A) Executive’s material breach of any material provision of a restrictive covenant (including any provision of the Restrictive Covenant Agreement described below) applicable to Executive or of any material provision of the Company’s Code of Ethics; (B) any willful act or omission by Executive in connection with the performance of Executive’s duties to Evercore that causes Executive or Evercore to be in material violation of any law or material rule or regulation related to the business of Evercore, or any material rule of any exchange or association of which Evercore is a member, which, in any such case, would make Executive or Evercore subject to being enjoined, suspended, barred or otherwise materially disciplined; (C) Executive’s conviction of, or plea of guilty or no contest to, any felony; (D) Executive’s willful participation in any material act of fraud or embezzlement related to Evercore; (E) Executive’s gross negligence or willful misconduct in the course of employment, in each case, which has a material adverse effect on Evercore; (F) Executive’s willful and unreasonably continuous disregard of Executive’s material duties (other than as a result of Executive’s death, disability, or other significant medical impairment); or (G) Executive’s intentionally making any statement (other than in the scope of employment) which impairs, impugns, denigrates or disparages the name, reputation or business interests of Evercore which, in any such case, has a material adverse effect on Evercore; provided, however, that in the case of clauses (A), (B), (E), (F) and (G), “Cause” shall not exist if such breach, act or omission, if capable of being cured, shall have been cured within ten business days after the Company provides Executive with written notice thereof.

(iii) Cessation of employment shall not be deemed to be for Cause unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive) at a meeting of the Board held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct giving rise to the termination for Cause and specifying the particulars thereof in detail. Notwithstanding anything herein to the contrary, the Board may suspend Executive from his duties hereunder prior to final resolution of such matter and such suspension shall not constitute a breach of this Agreement by the Employer or otherwise form the basis for a termination for Good Reason.

(iv) If Executive’s employment is terminated by the Employer for Cause or if Executive resigns without Good Reason (which shall not include a termination of employment due to Executive’s death or Disability (as such term is defined in Section 8(b)(i) below) or due to retirement, including as contemplated by Section 8(c), Executive shall be entitled to receive:

(A) any Base Salary earned but unpaid through the date of termination;

(B) reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment;

(C) any unpaid Deferred Amounts; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Employer (the payments and benefits described in clauses (A), (B), (C) and (D) hereof being referred to as the “Accrued Rights”).

Following the termination of Executive’s employment by the Employer for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iv), Executive shall have no further rights under this Agreement. Following the termination of Executive’s employment due to retirement, Executive shall also have the right to receive any applicable payments or benefits payable upon retirement as contemplated by Section 8(c).

(b) Death, Disability or Qualifying Termination.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company upon Executive’s Disability (as defined in the Plan and determined by the Board).

(ii) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason (each, a “Qualifying Termination”).

(iii) For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Employer to timely grant (or pay when due) any of the Initial Equity Award, the Initial Cash Award or the Class I-P Units as contemplated by Section 5 hereof or to pay or cause to be paid the Base Salary or Annual Incentive Bonus (to the extent earned in accordance with the terms of the applicable arrangement) as contemplated by this Agreement, if any, when due, (B) the failure to appoint Executive to the Board or as Chairman of the Board as of the Commencement Date or any failure to continue to re-nominate Executive to the Board and recommend Executive’s approval as a member of the Board to stockholders, or to appoint Executive as Chairman of the Board upon election, (C) any breach by the Company of this Agreement including, without limitation, any failure to adhere to the general understanding on operating principles and the management of matters as set forth herein, other than insubstantial and inadvertent failures that are cured promptly, (D) any diminution in Executive’s title or position on the Executive Committee or any material diminution in Executive’s authority or responsibilities as in effect from time to time, or (E) any relocation of Executive’s primary place of employment to a location not in the Borough of Manhattan, New York City, NY; provided, that any of the events described in this paragraph shall constitute Good Reason only if (i) Executive provides the Company with written objection to the event within ninety (90) days following the occurrence thereof, (ii) the Employer fails to reverse or otherwise cure the event within sixty (60) days of receiving that written objection, and (iii) Executive resigns Executive’s employment within sixty (60) days following the expiration of such cure period.

(iv) Upon termination of Executive’s employment hereunder due to his death, Disability or a Qualifying Termination, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) on the fortieth (40th) day following such termination of Executive’s employment, to the extent not previously paid to Executive, the Company shall pay Executive (or Executive’s estate or personal representative), Executive’s Annual Incentive Bonus for any completed fiscal year preceding the termination date; provided, that the Company may issue up to 50% of such amount in shares of fully-vested Company common stock;

(C) to the extent not already vested, the Initial Equity Award shall become fully vested, with settlement of the Initial Equity Award to be made at the times specified and in accordance with the terms of the applicable award agreement;

(D) the Service Condition (as described in the Incentive Subscription Agreement) applicable to the Class I-P Units will be satisfied, and, if the Performance Condition has not previously been satisfied at the maximum level, such Class I-P Units will remain outstanding to satisfy the Performance Condition in accordance with the terms of the Incentive Subscription Agreement; and

(E) to the extent not already vested and paid, the Initial Cash Award shall become fully vested with respect to any service vesting conditions and the relevant cash amounts will be distributed to Executive at the times specified in Section 5(a); provided, that for the avoidance of doubt, the Employer will in good faith determine the amounts payable pursuant to the Initial Cash Award based on the performance criteria established with respect to each vesting tranche, as contemplated in Section 5(a).

For the avoidance of doubt, with respect to Annual Incentive Bonuses, including any Deferred Annual Incentive, Executive will be entitled to the same severance related calculations, vesting and triggers as the Current CEO (with respect to Annual Incentive Bonuses granted following a retirement or other termination of the Current CEO, no less favorable than the provisions applicable to the other executive officers).

Following Executive’s termination of employment due to death, Disability or a Qualifying Termination, except as set forth in this Section 8(b)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Retirement

(i) On and after May 1, 2019, in the event of Executive’s resignation without Good Reason, Executive will be deemed to have satisfied the service requirements (which, for clarity, means that Executive will be deemed to have fully satisfied any service requirements necessary for full vesting) associated with the Initial Cash Award, subject to Executive’s satisfaction of the Company’s prior written notice requirement associated with retirement eligibility (provided, that the one (1) year notice requirement shall be reduced to six (6) months’ notice), which notice cannot be effective prior to November 1, 2018, and the relevant cash amounts will be distributed to Executive at the times specified in Section 5(a); provided, that for the avoidance of doubt, the Employer will in good faith determine the amounts payable pursuant to the Initial Cash Award based on the performance criteria established with respect to each vesting tranche, as contemplated in Section 5(a). Notwithstanding anything in the foregoing to the contrary in this Agreement or the Restrictive Covenant Agreement (as defined below), following Executive’s retirement pursuant to this Section 8(c)(i), Executive shall be subject to the restrictive covenants set forth in Section 2 of the Restrictive Covenant Agreement through the date the Initial Cash Award has been paid in full or, if earlier, the date the Initial Cash Award has been forfeited (such period, the “Cash Award Extended Period”); provided that nothing in this Section 8(c)(i) is intended to or should be interpreted to reduce the time periods set forth in Section 2 of the Restrictive Covenant Agreement. If Executive violates the restrictive covenants set forth in the Restrictive Covenant Agreement at any time during the Cash Award Extended Period (regardless of the fact that the time limits set forth in the Restrictive Covenant Agreement may have otherwise expired), any Initial Cash Award payments yet to be delivered shall be forfeited (it being understood that nothing contained in this Agreement shall operate or be interpreted to extend Evercore’s right or ability to obtain equitable relief during the applicable period of any such covenant as set forth in Section 2 of the Restrictive Covenant Agreement in accordance with Section 5 of the Restrictive Covenant Agreement).

(ii) On and after January 15, 2022, in the event of Executive’s resignation without Good Reason, Executive will be deemed to have satisfied the age and/or service requirements (which, for clarity, means that Executive will be deemed to have fully satisfied any service requirements necessary for full vesting) associated with any deferred compensation or equity awards, including, for the avoidance of doubt, any unvested equity and/or Deferred Annual Incentive (unless a more favorable retirement standard is applicable to executive officers generally for Deferred Annual Incentives, in which case such more favorable standard will apply to Executive’s Deferred Annual Incentives), the Initial Equity Award and the Class I-P Units; provided, however, that in the event of such resignation without Good Reason Executive is required to satisfy the one year prior written notice requirement associated with retirement eligibility, which notice cannot be effective prior to January 15, 2021. Deferred compensation will be paid in accordance with the original payment schedule (subject to satisfaction of any applicable Company performance criteria determined on a basis no less favorable than that applicable to other executive officers), to the extent included in the terms of such deferred compensation. Equity awards will be paid or issued in accordance with the applicable award agreement, including any requirement thereunder that the shares issued will be subject to transfer restrictions that release concurrent with the original vesting schedule (or such earlier date as provided in the award agreement). Notwithstanding anything in the foregoing to the contrary in this Agreement or the Restrictive Covenant Agreement (and except as may otherwise be provided pursuant to the terms of any award agreement), following Executive’s retirement pursuant to this Section 8(c)(ii), Executive shall be subject to the restrictive covenants set forth in Section 2 of the Restrictive Covenant Agreement through the original payment dates of any deferred compensation and the original vesting schedule of any equity awards (in each case, which shall include any accelerated payment dates or vesting events (other than retirement)) or, if earlier, the date all deferred compensation and equity awards have been forfeited (such period, the “Deferred Award Extended Period”); provided that nothing in this Section 8(c)(ii) is intended to or should be interpreted to reduce the time periods set forth in Section 2 of the Restrictive Covenant Agreement. If Executive violates the restrictive covenants set forth in the Restrictive Covenant Agreement at any time during the Deferred Award Extended Period (regardless of the fact that the time limits set forth in the Restrictive Covenant Agreement may have otherwise expired), unpaid deferred compensation and outstanding equity awards (or shares issued in respect of such equity awards that remain subject to transfer restrictions) shall be forfeited (it being understood that nothing contained in this Agreement shall operate or be interpreted to extend Evercore’s right or ability to obtain equitable relief during the applicable period of any such covenant as set forth in Section 2 of the Restrictive Covenant Agreement in accordance with Section 5 of the Restrictive Covenant Agreement).

(d) Severance Rights Contingent on Release. Notwithstanding any other provision of this Agreement, any payment, right or benefit (including vesting) otherwise due to Executive under this Section 8 (other than the Accrued Rights) will be subject to Executive’s compliance with the provisions of the Restrictive Covenant Agreement (it being understood that, except as provided in Section 8(c) with respect to violations of the Restrictive Covenant Agreement during the Cash Award Extended Period and Deferred Award Extended Period, nothing in this Section 8(d) is intended to or shall be interpreted to extend the time periods of any covenants from those set forth in Section 2 of the Restrictive Covenant Agreement) and to Executive’s execution (or execution by Executive’s estate or representative, as applicable) and delivery to the Employer, within 21 days following the termination of employment, of a general release of claims against Evercore in substantially the form attached hereto as Exhibit C (the “Release”) and the expiration of any legal or statutorily mandated revocation of rights period as referenced in the Release (“Revocation Period”). Except as otherwise specified in Sections 8 or 10(l), no cash amounts payable under this Section 8 will be paid, and no acceleration of vesting under this Section 8 will occur, until the end of the Revocation Period (provided the Release has not by then been revoked). For avoidance of doubt, the payments and benefits described in this Section 8 are in lieu of, and not in addition to, any other severance arrangement maintained by the Employer.

(e) Notice of Termination. Any purported termination of employment by the Employer or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Effect of Termination. Executive agrees that, unless otherwise agreed in writing by the Employer and Executive, termination of Executive’s employment for any reason shall, with no further action by the Employer or Executive required, constitute Executive’s resignation, as of the termination date, from all positions as an officer, director, employee, committee member or representative of each Evercore entity including, without limitation, as a member of the Board and Executive Committee.

9. Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the business of Evercore and accordingly agrees that Executive shall execute, and hereby agrees to be bound by and to comply with, the Confidentiality, Non-Solicitation and Proprietary Information Agreement in the form attached hereto as Exhibit D (the “Restrictive Covenant Agreement”). The Restrictive Covenant Agreement shall not preclude Executive from managing his own investments, including through a family office, subject to the Company’s then currently in effect compliance procedures and policies applicable to executive officers. This Agreement and the Restrictive Covenant Agreement shall be the exclusive agreement between Executive and the Company with respect to the subject matter thereof.

10. Miscellaneous.

(a) Governing Law; Arbitration.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(ii) Except as otherwise provided in the Restrictive Covenant Agreement, any controversy or claim arising out of or relating to this Agreement, Executive’s employment, any termination of employment, compensation or any matters related thereto shall be resolved by final and binding arbitration as follows: (i) the arbitration of any dispute required to be adjudicated by the Financial Industry Regulatory Authority (“FINRA”) will be conducted in accordance with the FINRA Code of Arbitration Procedure for Industry Disputes and (ii) all claims not required to be adjudicated by FINRA, including discrimination claims under any federal, state or local law (including claims of harassment and retaliation under those laws), will be resolved by final and binding arbitration conducted under the auspices and rules of the American Arbitration Association (“AAA”) in accordance with and subject to the AAA Employment Arbitration Rules and Mediation Procedures, in each case, in the Borough of Manhattan, New York City. For the avoidance of doubt, Executive expressly acknowledges that this agreement to arbitrate disputes pursuant to (ii) above includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and any other federal, state, or local law relating to discrimination in employment and any claims relating to wage and hour claims or any other statutory or common law claims. Notwithstanding the foregoing, Executive acknowledges and agrees that nothing in this Agreement shall bind Executive or Evercore to arbitrate any dispute which, by law, may not be the subject of a pre-dispute arbitration agreement, including, but not limited to, any claim under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any claim to workers compensation or unemployment benefits, and nothing in this Agreement restricts or prohibits Executive or Evercore from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of Evercore to engage in conduct protected by this paragraph, and Executive does not need to notify Evercore that Executive has engaged in such conduct. Each party shall bear his or its own costs of the arbitration or litigation. In the event that the arbitrator determines that Executive has prevailed on substantially all issues in dispute in the arbitration, the Employer shall bear all costs and expenses of Executive with respect to the arbitration (including reasonable attorneys’ fees and disbursements of Executive’s counsel); provided, however, that Executive shall bear all costs and expenses of the Employer or any of its affiliates with respect to the arbitration (including reasonable attorneys’ fees and disbursements of the Employer’s counsel) in the event that the arbitrator determines that Executive’s claims in the dispute were, in the aggregate, frivolous or otherwise taken in bad faith.

(b) Entire Agreement; Amendments. Except as set forth herein, this Agreement (including all exhibits hereto and agreements specifically referenced herein) contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to an entity which is an affiliate or subsidiary of the Employer (provided that no such assignment shall relieve the Company or the Partnership from its obligations hereunder), or a successor in interest to substantially all of the business operations of the Employer. For the avoidance of doubt, termination of Executive’s employment by the Employer upon such assignment shall not constitute a Qualifying Termination; provided, such assignee accepts and is capable of satisfying the obligations of the Employer hereunder. Upon such assignment, the rights and obligations of the Employer hereunder will become the rights and obligations of such assignee and the Employer will have no further obligations hereunder.

(f) Set Off/No Mitigation. The Employer’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Employer or its affiliates pursuant to a written agreement or any written policy of the Employer, except to the extent such set-off is not permitted under Section 409A of the Code without the imposition of additional taxes or penalties on Executive. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and no amounts payable hereunder shall be reduced or offset due to any employment of Executive.

(g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Employer:

55 East 52nd Street, 38th Floor

New York, New York 10055

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Employer.

(i) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and Evercore regarding the terms and conditions of Executive’s employment with Evercore, including for the avoidance of doubt, the Executive Chairman Term Sheet.

(j) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment; provided, that Executive will be provided reasonable advance notice of any cooperation requested and such cooperation request is reasonable in time, place and manner (taking into account the professional obligations Executive may have to a subsequent employer); provided, further, that Employer agrees to reimburse Executive for his reasonable out-of-pocket costs and expenses incurred in connection therewith.

(k) Withholding Taxes. The Employer may withhold from any amounts payable to Executive such taxes as may be required to be withheld pursuant to any applicable law or regulation.

(l) Section 409A. Notwithstanding the foregoing, if the termination giving rise to any payment or benefit described hereunder is not a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the payment of those amounts (to the extent they constitute a “deferral of compensation,” within the meaning of Section 409A of the Code) will be deferred (without interest) until such time as Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code, those amounts that would otherwise be paid within six months following Executive’s Separation from Service (taking into account the preceding sentence) will instead be deferred (without interest) and paid to Executive in a lump sum immediately following the end of that six-month period or, if earlier, within thirty (30) days of the date of Executive’s death. This provision shall not be construed as preventing the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1.409A-1(b)(9) (or any successor provisions) to amounts payable hereunder. If the period during which Executive has discretion to execute and/or revoke a release of claims straddles two calendar years, the payment of compensation hereunder, to the extent such payment constitutes deferred compensation within the meaning of Section 409A of the Code, shall commence as soon as practicable in the second of the two calendar years, regardless of within which calendar year Executive actually delivers the executed release of claims. It is the intention of the parties that the payments and benefits to which Executive could become entitled pursuant to this Agreement comply with or are exempt from Section 409A of the Code. Consistent with Section 409A of the Code, Executive may not, directly or indirectly, designate the calendar year of payment of deferred compensation. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A of the Code.

(m) No Conflicts. Executive represents and warrants that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or his obligations hereunder, or that would otherwise prevent, limit or impair his performance of services for Evercore.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

EVERCORE PARTNERS INC.

By:	/s/ Roger C. Altman
Name:	Roger C. Altman
Title:	Senior Chairman

EVERCORE LP

By:	/s/ Roger C. Altman
Name:	Roger C. Altman
Title:	Senior Chairman

EXECUTIVE

/s/ John S. Weinberg
John S. Weinberg

[Signature Page to Weinberg Employment Agreement]

EXHIBIT C

RELEASE OF CLAIMS

In consideration of the covenants set forth in my employment agreement with Evercore Partners Inc. and Evercore LP (collectively, with their affiliates, “EP”), dated November 15, 2016 (the “Agreement”), and more particularly the payments provided to me in the Agreement and other good and valuable consideration, I, John S. Weinberg, hereby agree and acknowledge that by signing this Release of Claims (“Release”), and for other good and valuable consideration, I am waiving my right to assert any and all forms of legal claims against EP and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with any EP entity), subsidiaries and all other related entities, and its and their present and former advisory board members, directors, officers, partners, employees, trustees, agents, successors and assigns (collectively, the “EP Released Parties”) of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date I execute this Release (“Release Signing Date”). Except as set forth below, I acknowledge and agree that this waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the EP Released Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the EP Released Parties, for any alleged action, inaction or circumstance existing or arising through the Release Signing Date.

Without limiting the foregoing general waiver and release, I specifically waive and release the EP Released Parties from any Claims arising from or related to my prior employment relationship with EP or the termination thereof, including, without limitation:

** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Release Signing Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Code, and any similar applicable state or city statutes or regulations.

** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Release Signing Date) relating to any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Family and Medical Leave Act, and any similar state statute.

** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

** Any other Claim arising under state or federal law.

I also waive any claims I may have for employment by EP and agree not to seek such employment or reemployment in the future.

I acknowledge that it is EP’s desire and intent to make certain that I fully understand the provisions and effects of this Release. To that end, I have been encouraged and given the opportunity to consult with legal counsel of my choice for the purpose of reviewing the terms of this Release. Before signing this Release, I read and understood all of its terms. EP is providing me with twenty-one (21) days in which to consider and accept the terms of this Release by signing below and returning it to [NAME], Managing Director-Human Resources. In addition, I may rescind my assent to this Release if, within seven (7) days after I sign this Release, I deliver by hand a notice of rescission to [NAME], Managing Director-Human Resources. This Release will become effective on the eighth day following when I sign this Release; provided that I have signed this Release within the twenty-one (21) day period referenced above and not revoked this Release within seven (7) days after signing. If I do not timely execute this Release or if I execute but thereafter revoke this Release, I will have no rights to the separation payments or benefits described in the Agreement.

Also, consistent with the provisions of federal and state discrimination laws, nothing in this Release shall be deemed to prohibit me from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state or local equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state or local equivalent. However, in light of the foregoing Release, I will not be entitled to any individual relief in connection with such charge, complaint, investigation or proceeding. Notwithstanding anything in this Release to the contrary, nothing in this Release shall restrict or prohibit me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a governmental agency or entity, including the Securities and Exchange Commission, or from making disclosures that are protected, or otherwise impair my rights, under the whistleblower provisions of any applicable federal or state law or regulation or, for the avoidance of doubt, limit my right to receive an award for information provided to any government authority under such law or regulation. I acknowledge that I do not require the prior authorization of EP to engage in conduct protected by the immediately preceding sentence of this paragraph, and I do not need to notify EP that I have engaged in such conduct.

I acknowledge and agree that, notwithstanding the foregoing, this Release shall not release EP from or waive my rights with respect to (a) any obligation expressly set forth in the Agreement or an award agreement for any equity and/or deferred compensation awards granted with respect to an annual incentive bonus or other compensation [or any separation agreement between me and EP or its affiliates],1 and my rights to enforce such obligations, (b) any claims for vested benefits under a retirement plan of EP or its affiliates, (c) any claim I may have as the holder or beneficial owner of securities (or other rights relating to securities) of EP or its affiliates, (d) any indemnification or similar rights I have as a current or former officer, director or employee of EP and its affiliates, including any and all rights thereto under applicable law, EP’s bylaws or other governance documents, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements, or (e) any claims that may arise in the future from events or actions occurring after the date of termination of employment or any claims that I cannot by law waive or release.

I expressly acknowledge and agree that, but for providing the foregoing Release, I would not be receiving the consideration being provided to me under the terms of the Agreement.

Confirmed And Agreed:

Name:	John S. Weinberg

Dated:

[1]	To include, as applicable.